Exhibit 4.15
DESCRIPTION OF JCI PLC AND TFSCA NOTES
Capitalized terms used in this “Description of JCI plc and TFSCA Notes” and not otherwise defined have the meanings set forth under the heading “—Definitions” below. For purposes of this “Description of the JCI plc and TFSCA Notes” section, (a) the terms “JCI plc” or “Company” refer only to Johnson Controls International plc, a public limited company organized under the laws of Ireland, and its successors permitted by the terms of the Indenture, (b) the terms “TFSCA” or “Co-Issuer” refer to Tyco Fire & Security Finance S.C.A., a corporate partnership limited by shares incorporated and organized under the laws of the Grand Duchy of Luxembourg, and its successors permitted by the terms of the Indenture, (c) the terms “Issuers,” “we,” “us” and “our” refer to JCI plc and TFSCA together, and (d) the term “Johnson Controls” refers to JCI plc and its consolidated subsidiaries, including TFSCA.
For purposes of this description:
•“2027 Notes” refers to our 0.375% Senior Notes due 2027
•“2028 Notes” refers to our 3.000% Senior Notes due 2028
•“2029 Notes” refers to our 5.500% Senior Notes due 2029
•“2030 Notes” refers to our 1.750% Senior Notes due 2030
•“2031 Notes” refers to our 2.000% Sustainability-Linked Senior Notes due 2031
•“2032 USD Notes” refers to our 4.900% Senior Notes due 2032
•“2032 Euro Notes” refers to our 1.000% Senior Notes due 2032
•“2033 Notes” refers to our 3.125% Senior Notes due 2033
•“2035 Notes” refers to our 4.250% Senior Notes due 2035
•“Euro Notes” refers to the 2027 Notes, the 2028 Notes, the 2032 Euro Notes, the 2033 Notes and the 2035 Notes
•“USD Notes” refers to the 2029 Notes, the 2030 Notes, the 2031 Notes and the 2032 USD Notes
•“Notes” refers to the Euro Notes and the USD Notes.

The 2030 Notes were issued under the Indenture, dated as of December 28, 2016 (the “Base Indenture”), between JCI plc and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) and a Fifth Supplemental Indenture among JCI plc, TFSCA and the Trustee. The 2027 Notes and the 2032 Euro Notes were issued under the Base Indenture and a Sixth Supplemental Indenture among JCI plc, TFSCA, the Trustee and Elavon Financial Services DAC, as paying agent. The 2031 Notes were issued under the Base Indenture and a Seventh Supplemental Indenture among JCI plc, TFSCA and the Trustee. The 2028 Notes were issued under the Base Indenture and an Eighth Supplemental Indenture among JCI plc, TFSCA, the Trustee and Elavon Financial Services DAC, as paying agent. The 2032 USD Notes were issued under the Base Indenture a Ninth Supplemental Indenture among JCI plc, TFSCA and the Trustee and a
Twelfth Supplemental Indenture among JCI plc, TFSCA and the Trustee. The 2035 Notes were issued under the Base Indenture and a Tenth Supplemental Indenture among JCI plc, TFSCA, the Trustee and Elavon Financial Services DAC, as paying agent. The 2029 Notes were issued under the Base Indenture and an Eleventh Supplemental Indenture among JCI plc, TFSCA and the Trustee. The 2033 Notes were issued under the Base Indenture and a Thirteenth Supplemental Indenture among JCI plc, TFSCA and the Trustee (together with the Base Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture,

the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture the Twelfth Supplemental Indenture and the Thirteenth Supplemental Indenture, the “Indenture”). We entered into agency agreements with respect to (i) the Euro Notes (other than the 2033 Notes) among us, Elavon Financial Services DAC, as paying agent, and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as transfer agent, security registrar and Trustee and (ii) the 2033 Notes among us,
U.S. Bank Europe DAC, as paying agent, and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as transfer agent, security registrar and Trustee.
The terms of the Notes include those expressly set forth in such Notes and the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb), as in effect from time to time (the “Trust Indenture Act”).

The 2027 Notes and the 2032 Euro Notes were each issued in an aggregate initial principal amount of €500,000,000. The 2028 Notes were issued in an aggregate initial principal amount of €600,000,000. The 2029 Notes were issued in an aggregate initial principal amount of $700,000,000. The 2030 Notes were issued in an aggregate initial principal amount of $625,000,000. The 2031 Notes were issued in an aggregate principal amount of $500,000,000. The 2032 USD Notes were issued in an aggregate initial principal amount of $650,000,000. The 2033 Notes were issued in an aggregate initial principal amount of €500,000,000. The 2035 Notes were issued in an aggregate initial principal amount of €800,000,000.
The Issuers are jointly and severally liable for all obligations under the Notes. The Co-Issuer is a wholly-owned consolidated subsidiary of the Company that is 99.924% owned directly by the Company and 0.076% owned by TFSCA’s sole general partner and manager, Tyco Fire & Security S.à.r.l., which is itself wholly owned by the Company. The Co-Issuer is a holding company that directly and indirectly holds significantly all of the subsidiaries of JCI plc. The Co-Issuer engages in intercompany financial services on behalf of JCI plc, including engaging in intercompany loan transactions and engaging in currency hedging transactions on behalf of JCI plc and its subsidiaries.
This description is a summary of the material provisions of the Notes and the Indenture. This description does not restate those agreements and instruments in their entirety. We urge you to read the Notes and the Indenture, which are filed as exhibits to this Annual Report on Form 10-K, because they, not the summaries below, define the rights of holders of the Notes.
General
The Notes constitute separate series and are JCI plc’s and the Co-Issuer’s unsecured, unsubordinated obligations. The Notes rank senior in right of payment to JCI plc’s and the Co-Issuer’s existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes; equal in right of payment to JCI plc’s and the Co-Issuer’s existing and future indebtedness and other obligations that are not so subordinated; effectively junior to any of JCI plc’s and the Co-Issuer’s secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness or other obligations; and structurally junior to all existing and future indebtedness and other obligations incurred by JCI plc’s and the Co-Issuer’s subsidiaries.
The Euro Notes were issued in book-entry form, represented by Global Securities (as defined below), deposited with or on behalf of a common depositary on behalf of Clearstream and Euroclear and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. The USD Notes were issued in book-entry form, represented by Global Securities and delivered through the facilities of DTC.
The Euro Notes were issued in registered form without interest coupons and only in denominations of €100,000 and whole multiples of €1,000 in excess thereof. The USD Notes were issued in registered form without interest coupons and only in denominations of $2,000 and whole multiples of $1,000 in excess thereof.
Except as provided below, the Notes are not subject to redemption, repurchase or repayment at the option of any holder thereof, upon the occurrence of any particular circumstance or otherwise. The Notes do not have the benefit of any sinking fund. The Notes are not convertible into or exchangeable for shares or other securities of the Issuers.
For the avoidance of doubt, articles 470-1 to 470-19 of the Luxembourg law of 10 August 1915 relating to commercial companies, as amended, do not apply to the Notes.
Maturity and Interest
Euro Notes

The 2027 Notes mature on September 15, 2027 and bear interest at a rate of 0.375% per annum. The 2028 Notes mature on September 15, 2028 and bear interest at a rate of 3.000% per annum. The 2032 Euro Notes mature on September 15, 2032 and bear interest at a rate of 1.000% per annum. The 2033 Notes mature on
December 11, 2033 and bear interest at a rate of 3.125% per annum. The 2035 Notes mature on May 23, 2035 and bear interest at a rate of 4.250% per annum. The date from which interest accrued on the 2027 Notes and 2032 Euro Notes was September 15, 2020. The date from which interest accrued on the 2028 Notes was September 7, 2022. The date from which interest accrued on the 2033 Notes was December 11, 2024. The date from which interest accrued on the 2035 Notes was May 23, 2023. Interest in respect of the 2027 Notes and the 2032 Euro Notes is payable annually in arrears on September 15 of each year to the applicable holders of record at the close of business on the September 1 next preceding such interest payment date. Interest in respect of the 2028 Notes is payable annually in arrears on September 15 of each year to the applicable holders of record at the close of business on the September 1 next preceding such interest payment date. Interest in respect of the 2033 Notes is payable annually in arrears on December 11 of each year, beginning on December 11, 2025, to the applicable holders of record at the close of business on the November 26 next preceding such interest payment date. Interest in respect of the 2035 Notes is payable annually in arrears on May 23 of each year, to the applicable holders of record at the close of business on the May 8 next preceding such interest payment date. The basis upon which interest shall be calculated is the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series of Euro Notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as “ACTUAL/ACTUAL (ICMA),” as defined in the statutes, by-laws, rules and recommendations published by the International Capital Markets Association (the “ICMA Rulebook”).
2029 Notes, 2030 Notes and 2032 USD Notes

The 2029 Notes mature on April 19, 2029 and bear interest at a rate of 5.500% per annum.The 2030 Notes mature on September 15, 2030 and bear interest at a rate of 1.750% per annum. The 2032 USD Notes mature on December 1, 2032 and bear interest at a rate of 4.900% per annum. The date from which interest accrued on the 2029 Notes was April 19, 2024. The date from which interest accrued on the 2030 Notes was September 11, 2020. The date from which interest accrued on the 2032 USD Notes was September 14, 2022, in the case of the initial $400 million of 2032 USD Notes and December 1, 2024, in the case of the additional $250 million of 2032 USD Notes. Interest in respect of the 2029 Notes is payable semi-annually in arrears on April 19 and October 19 of each year, to the applicable holders of record at the close of business on the April 4 and October 4 next preceding such interest payment date. Interest in respect of the 2030 Notes is payable semi-annually in arrears on March 15 and September 15 of each year, to the applicable holders of record at the close of business on the March 1 and September 1 next preceding such interest payment date. Interest in respect of the 2032 USD Notes is payable semi-annually in arrears on June 1 and December 1 of each year, to the applicable holders of record at the close of business on the May 15 and November 15 next preceding such interest payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
2031 Notes
The 2031 Notes will mature on September 16, 2031 and bear interest at a rate of 2.000% per annum. The date from which interest accrued on the 2031 Notes was September 16, 2021. Interest in respect of the 2031 Notes is payable semi-annually in arrears on March 16 and September 16 of each year, to the applicable holders of record at the close of business on the March 2 and September 2 next preceding such interest payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
The interest rate applicable to the 2031 Notes was subject to adjustment based upon the satisfaction or non-satisfaction of the Sustainability Performance. Targets (as defined in the Seventh Supplemental Indenture) by a specified notification date. The Issuers provided notification of satisfaction to the Trustee prior to the required notification date (and the Issuers received a related assurance letter from the External Verifier (as defined in the Seventh Supplemental Indenture)). As a result, pursuant to the terms of the 2031 Notes and the Seventh Supplemental Indenture, the interest rate payable on the 2031 Notes is no longer subject to adjustment.
Indenture May Be Used for Future Issuances
We may, without the consent of the then existing holders of the Notes, “re-open” and issue additional Notes of any series, which additional Notes will have the same terms as such series of Notes except for the issue price, issue date and, under some circumstances, the first interest payment date; provided that, if such additional Notes are not fungible with the existing Notes of such series for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP, ISIN and/or other identifying number, as applicable. Additional Notes issued in this manner will form a single series with the applicable series of Notes.
In addition, the Indenture does not limit the amount of debt securities that can be issued thereunder and provides that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class. Debt securities issued pursuant to the Indenture may have terms that differ from those of the Notes, as set forth in Section 2.01 of the Indenture.
Issuance of Notes in Euros
All payments of interest and principal, including payments made upon any redemption or repurchase of the Euro Notes, are payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by the Issuers in their sole discretion. Any payment in respect of the Euro Notes so made in U.S. dollars will not constitute an Event of Default (as defined below) under the Euro Notes or the Indenture. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Optional Redemption
Euro Notes

2027 Notes
Prior to July 15, 2027 (the “2027 Par Call Date”), the Issuers may, at their option, redeem the 2027 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) that would be due if the 2027 Notes matured on the 2027 Par Call Date, discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 20 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
On or after the 2027 Par Call Date, the Issuers may, at their option, redeem the 2027 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2028 Notes
Prior to July 15, 2028 (the “2028 Par Call Date”), the Issuers may, at their option, redeem the 2028 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2028 Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) that would be due if the 2028 Notes matured on the 2028 Par Call Date, discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 30 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after the 2028 Par Call Date, the Issuers may, at their option, redeem the 2028 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2032 Euro Notes

Prior to June 15, 2032 (the “2032 Euro Par Call Date”), the Issuers may, at their option, redeem the 2032 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2032 Euro Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) that would be due if the 2032 Euro Notes matured on the 2032 Euro Par Call Date, discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after the 2032 Euro Par Call Date, the Issuers may, at their option, redeem the 2032 Euro Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to 100% of the principal amount of the 2032 Euro Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2033 Notes

Prior to September 11, 2033 (the “2033 Par Call Date”), the Issuers may, at their option, redeem the 2033 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2033 Notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) that would be due if the 2033 Notes matured on the 2033 Par Call Date, discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 20 basis points, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on the relevant interest payment date).

On or after the 2033 Par Call Date, the Issuers may, at their option, redeem the 2033 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to 100% of the principal amount of the 2033 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on the relevant interest payment date).

2035 Notes

Prior to February 23, 2035 (the “2035 Par Call Date”), the Issuers may, at their option, redeem the 2035 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to the greater of (i) 100% of the principal amount of the 2035 Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) that would be due if the 2035 Notes matured on the 2035 Par Call Date, discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 30 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after the 2035 Par Call Date, the Issuers may, at their option, redeem the 2035 Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination of €100,000), at a redemption price equal to 100% of the principal amount of the 2035 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Certain definitions with respect to the Optional Redemption provisions of the Euro Notes:
“Treasury Rate” means the rate per annum (which, solely in the case of the 2027 Notes and 2032 Euro Notes, if less than zero, shall be deemed to be zero) equal to the annual equivalent yield to maturity of the Reference Bond (as defined below), assuming a price for the Reference Bond (expressed as a percentage of its principal amount) equal to the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on the third business day preceding such redemption date as determined by us or an independent investment bank appointed by us.
“Reference Bond” means, in relation to any Treasury Rate calculation, a German government bond whose maturity is closest to the maturity of the applicable series of Euro Notes, or if we or an independent investment bank appointed by us considers that such similar bond is not in issue, such other German government bond as we or an independent investment bank appointed by us, with the advice of three brokers of, and/or market makers in, German government bonds selected by us or an independent investment bank appointed by us, determine to be appropriate for determining the Treasury Rate.
“Remaining Scheduled Payments” means, with respect to each Euro Note to be redeemed, the remaining scheduled payments of principal of and interest on the relevant Euro Note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a Euro Note, the amount of the next succeeding scheduled interest payment on the relevant Euro Note will be reduced by the amount of interest accrued on the Euro Note to the redemption date.

USD Notes

2029 Notes

Prior to March 19, 2029 (the “2029 Par Call Date”), the Issuers may redeem the 2029 Notes at their option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2029 Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after the 2029 Par Call Date, the Issuers, at their option, may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed plus accrued and unpaid interest if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Certain definitions with respect to the Optional Redemption provisions of the 2029 Notes:

“Treasury Rate” means, with respect to any redemption date for the 2029 Notes, the yield determined by JCI plc in accordance with the following two paragraphs. The Treasury Rate shall be determined by JCI plc after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, JCI plc shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2029 Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the 2029 Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, JCI plc shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2029 Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2029 Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2029 Par Call Date, one with a maturity date preceding the 2029 Par Call Date and one with a maturity date following the 2029 Par Call Date, JCI plc shall select the United States Treasury security with a maturity date preceding the 2029 Par Call Date. If there are two or more United States Treasury securities maturing on the 2029 Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, JCI plc shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

2030 Notes
Prior to June 15, 2030 (the “2030 Par Call Date”), the Issuers may, at their option, redeem the 2030 Notes, in whole at any time or in part from time to time , at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed and (ii) as determined by the Quotation Agent and delivered to the Trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2030 Notes matured on the 2030 Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
On or after the 2030 Par Call Date, the Issuers may, at their option, redeem the 2030 Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
2031 Notes
Prior to June 16, 2031 (the “2031 Par Call Date”), the Issuers may, at their option, redeem the 2031 Notes, in whole at any time or in part from time to time , at a redemption price equal to the greater of (i) 100% of the principal amount of the 2031 Notes to be redeemed and (ii) as determined by the Quotation Agent and delivered to the Trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2031 Notes matured on the 2031 Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
On or after the 2031 Par Call Date, the Issuers may, at their option, redeem the 2031 Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
2032 USD Notes
Prior to September 1, 2032 (the “2032 USD Par Call Date”), the Issuers may, at their option, redeem the 2032 USD Notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2032 USD Notes to be redeemed and (ii) as determined by the Quotation Agent and delivered to the Trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2032 USD Notes matured on the 2032 USD Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 30 basis points, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after the 2032 USD Par Call Date, the Issuers may, at their option, redeem the 2032 USD Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the

2032 USD Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Certain definitions with respect to the Optional Redemption provisions of the 2030 Notes, 2031 Notes and 2032 USD Notes:
“Adjusted Redemption Treasury Rate” means, with respect to any redemption date for the 2030 Notes, 2031 Notes and 2032 USD Notes, the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.
“Comparable Redemption Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of such series of the 2030 Notes, 2031 Notes and 2032 USD Notes to be redeemed if such series matured on the par call date applicable to such series that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the applicable series of the 2030 Notes, 2031 Notes and 2032 USD Notes, as applicable.
“Comparable Redemption Treasury Price,” with respect to any redemption date for the 2030 Notes, 2031 Notes and 2032 USD Notes, means (i) the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.
“Independent Investment Banker” means one of the Redemption Reference Treasury Dealers appointed by JCI plc.
“Quotation Agent” means a Redemption Reference Treasury Dealer appointed as such by JCI plc.

“Redemption Reference Treasury Dealer” means (1) each of Barclays Capital Inc. and Citigroup Global Markets Inc. (with respect to the 2031 Notes), Citigroup Global Markets Inc. and BofA Securities, Inc. (with respect to the 2030 Notes); and J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC (with respect to the 2032 USD Notes) (or their respective Affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and (2) two other Primary Treasury Dealers selected by JCI plc after consultation with the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), JCI plc will substitute therefor another Primary Treasury Dealer.
“Redemption Reference Treasury Dealer Quotations,” with respect to each Redemption Reference Treasury Dealer and any redemption date for the 2030 Notes, 2031 Notes and 2032 USD Notes, means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m., New York City time, for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third business day preceding such redemption date.
Redemption Upon Changes in Withholding Taxes
Either or both of the Issuers may redeem all, but not less than all, of the Notes of a series under the following conditions:
•if there is an amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction (as defined below) or any change in the written application or official written interpretation of such laws or regulations, including any action taken by, or a change in published administrative practice of, a taxing authority or a holding by a court of competent jurisdiction, regardless of whether such action, change or holding is with respect to either or both of the Issuers, which amendment or change is publicly announced and becomes effective on or after the date of issuance of such series of Notes (or, in the case of any Relevant Taxing Jurisdiction that becomes a Relevant Taxing Jurisdiction after such date of issuance, after such later date);
•as a result of such amendment or change, either or both of the Issuers become, or there is a material probability that either or both of the Issuers will become obligated to pay Additional Amounts (as defined below), on the next payment date with respect to such series of Notes, and such Issuer cannot avoid any such payment obligation by taking reasonable measures available (including having the other Issuer make payments on the Notes if such action would be reasonable);
•the relevant Issuer (or Issuers) delivers to the Trustee a written opinion of independent tax counsel to such Issuer (or Issuers) of recognized standing to the effect that such Issuer (or Issuers) has become, or there is a material probability that it will become, obligated to pay Additional Amounts as a result of a change or amendment described above; in addition, before the Issuer (or Issuers) mails notice of redemption of the Notes as described below, it will deliver to the Trustee an officer’s certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by such Issuer by taking reasonable measures available (including having the other Issuer make payments on the Notes if such action would be reasonable); and
•following the delivery of the opinion described in the previous bullet point, the relevant Issuer (or Issuers) provides notice of redemption for such series of Notes not less than 10 days, but not more than 90 days, prior to the redemption date. The notice of redemption cannot be given more than 90 days before the earliest date on which the Issuer (or Issuers) would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.
Upon the occurrence of each of the bullet points above, the relevant Issuer (or Issuers) may redeem such series of Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon to, but excluding, the redemption date and all Additional Amounts (if any) then due and that will become due on such redemption date as a result of the redemption or otherwise (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is prior to the redemption date and Additional Amounts (if any) in respect thereof).
The foregoing provisions shall apply mutatis mutandis to any Successor Company or Successor Co-Issuer (each as defined below).
Notice of Redemption

Notice of any redemption of any series of Notes will be mailed or delivered electronically if the Notes to be redeemed are held by any depositary, at least 10 days but not more than 90 days before the date fixed for such redemption to each holder of Notes to be redeemed. For the 2029 Notes and 2033 Notes, any redemption notice may, at the Issuers’ discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In that case, such notice shall state the nature of such condition precedent.

If less than all of a series of Notes are to be redeemed, the Trustee will select the outstanding Notes of such series to be redeemed in accordance with a method that complies with the requirements, if any, of any stock exchange on which the Notes of such series are listed, and the applicable procedures of the depositary, if such Notes are held by any depositary; provided, however, that with respect to any series of Notes not listed on any stock exchange and/or held by a depositary, the Trustee will select such Notes by lot or by such other method that the Trustee considers fair and appropriate.
No Euro Notes of a principal amount of €100,000 or less shall be redeemed in part. No USD Notes of a principal amount of $2,000 or less shall be redeemed in part. Unless the Issuers default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption. Additionally, at any time, the Issuers may repurchase Notes in the open market and may hold such Notes or surrender such Notes to the trustee for cancellation.
If any redemption date of any Note is not a business day, then payment of principal and interest may be made on the next succeeding business day with the same force and effect as if made on the nominal redemption date and no interest will accrue for the period after such nominal date.
Payment of Additional Amounts
All payments in respect of the Notes will be made by (or on behalf of) the Issuers free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature (including, without limitation, penalties and interest and other similar liabilities related thereto) (“Taxes”), unless the withholding or deduction of such Taxes is required by law.
In the event that the Issuers are required to withhold or deduct any amount for or on account of any Taxes imposed or levied by or on behalf of Ireland, Luxembourg or any other jurisdiction (other than the United States) in which either of the Issuers is incorporated, resident or doing business for tax purposes or from or through which payments by or on behalf of the Issuers are made, or any political subdivision or any authority thereof or therein (each, but not including the United States or any political subdivision or any authority thereof or therein, a “Relevant Taxing Jurisdiction”), from any payment made under or with respect to any Note (including, without limitation, payments of principal, redemption price, purchase price, interest or premium), the Issuers will pay such additional amounts (“Additional Amounts”) so that the net amount received by each holder or beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will equal the amount that such holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.
Additional Amounts will not be payable with respect to a payment made to a holder or beneficial owner of Notes or a holder of beneficial interests in Global Securities where such holder or beneficial owner is subject to taxation on such payment by the Relevant Taxing Jurisdiction for or on account of:
•any Taxes that are imposed or withheld because such holder or beneficial owner (or a fiduciary, settlor, beneficiary, or member of such holder or beneficial owner if such holder or beneficial owner is an estate, trust, partnership, limited liability company or other fiscally transparent entity, or a Person holding a power over an estate or trust administered by a fiduciary holder): (i) is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the Relevant Taxing Jurisdiction or has or had a permanent establishment or other taxable presence in the Relevant Taxing Jurisdiction; or (ii) has or had any present or former connection (other than the mere fact of ownership of such Notes) with the Relevant Taxing Jurisdiction, including being or having been a national citizen or resident thereof, being treated as being or having been a resident thereof or being or having been physically present therein;
•any estate, inheritance, gift, transfer, personal property or similar Taxes imposed with respect to the Notes;
•any Taxes imposed as a result of the presentation of such Notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to the payment of Additional Amounts had such Notes been presented for payment on any date during such 30-day period;
•any Taxes imposed or withheld as a result of the failure of such holder or beneficial owner, upon a written request, made to the holder or beneficial owner in writing at least 30 days before any such withholding or deduction would be made, by an Issuer, broker or other withholding agent, to timely and accurately comply (to the extent such holder or beneficial owner is legally eligible to do so) with any applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection of the holder or beneficial owner with the Relevant Taxing

Jurisdiction, if such compliance is required by statute or regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes;
•any Taxes that are payable by any method other than withholding or deduction by the Issuers or any paying agent from payments in respect of such Notes;
•(with respect to the 2027 Notes and the 2032 Euro Notes) has presented the Notes for payment through a bank, encashment agent or paying agent and a withholding or deduction for Taxes arises which would not have been imposed if the Notes had been presented to another bank, encashment agent or paying agent in a different Member State of the European Union;
•any withholding or deduction required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor provisions of such sections that are substantively comparable and not materially more onerous to comply with), any regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, or any law or regulation implemented pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing; or
•any combination of the above.
Additional Amounts also will not be payable for any Taxes that are imposed with respect to any payment on a Note to any holder who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that no Additional Amounts would have been payable had the beneficial owner of the applicable Note been the holder of such Note.
The Issuers also:
•will make such withholding or deduction of Taxes;
•will remit the full amount of Taxes so deducted or withheld to the relevant tax authority in accordance with all applicable laws;
•will use their commercially reasonable efforts to obtain from each relevant tax authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld; and
•upon request, will make available to the holders of the Notes, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuers (unless, notwithstanding the Issuers’ efforts to obtain such receipts, the same are not obtainable, in which case the Issuers will provide other evidence of payments by the Issuers).

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuers will be obligated to pay Additional Amounts with respect to such payment, the Issuers will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the Trustee to pay such Additional Amounts to holders of such Notes on the payment date (unless such obligation to pay Additional Amounts arises less than 30 days prior to the relevant payment date, in which case the Issuers may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date).
In addition, the Issuers will pay for any present or future stamp, issue, registration, property, excise, transfer, court or documentary or other similar Taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in a Relevant Taxing Jurisdiction in respect of the creation, execution, issue, offering, enforcement, redemption or retirement of the Notes or any other document or instrument referred to therein, or the receipt of any payments with respect thereto.

Upon the Issuers’ request, each holder and beneficial owner shall provide a properly completed and executed IRS Form W-9 or IRS Form W-8, as applicable, as would have been applicable if the Issuers were incorporated in the United States of America, any State thereof or the District of Columbia.
The foregoing provisions shall survive any termination or the discharge of the Indenture and shall apply mutatis mutandis to any Successor Company or Successor Co-Issuer.
Whenever in the Indenture, any Notes, or in this “Description of JCI plc and TFSCA Notes” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, repurchase price, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include the payment of Additional Amounts to the extent payable in the particular context.
Offer to Repurchase Upon Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the Notes of such series as described above under “—Optional Redemption,” each holder of the Notes will have the right to require us to purchase all or a portion (equal to €100,000 or an integral multiple of €1,000 in excess thereof with respect to the Euro Notes, and equal to $2,000 or an integral multiple of $1,000 in excess thereof with respect to the USD Notes) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”). If the Change of Control Payment Date (as defined below) falls on a day that is not a business day, the related payment of the Change of Control Payment will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.
Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior to and conditioned on the occurrence of, any Change of Control, but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, or deliver electronically if the Notes are held by any depositary, a notice to each holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically (or, in the case of a notice mailed or delivered electronically prior to the date of consummation of a Change of Control, no earlier than the date of the occurrence of the Change of Control), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or delivered electronically prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful:
•accept or cause a third party to accept for payment all Notes properly tendered pursuant to the Change of Control Offer;
•deposit or cause a third party to deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Notes properly tendered; and
•deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased.
We will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment on the Change of Control Payment Date.

We must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Indenture with respect to the Notes by virtue of any such conflict.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of JCI plc and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of JCI plc and its subsidiaries taken as a whole to another “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) may be uncertain.
Other Provisions of the Notes
Claims against the Issuers for the payment of principal or Additional Amounts, if any, of the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuers for the payment of interest, if any, of the Notes will be prescribed five years after the applicable due date for payment of interest.
Certain Covenants
The Indenture contains the following covenants:
Limitation on Liens
JCI plc will not, and will not permit any Restricted Subsidiary to, issue, incur, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, security interest, lien or encumbrance (each a “lien”) upon any asset that at the time of such issuance, assumption or guarantee constitutes a Principal Property, or any shares of stock of or Indebtedness issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the Notes and any other debt securities issued pursuant to the Base Indenture (together with, if JCI plc shall so determine, any other Indebtedness of JCI plc ranking equally with the Notes and any other debt securities issued pursuant to the Base Indenture, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at JCI plc’s option prior to) such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to:
•liens existing on the date the Notes are first issued;
•liens on the stock, assets or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, unless created in contemplation of such Person becoming a Restricted Subsidiary;
•liens on any assets or Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or acquired by JCI plc or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by JCI plc or any Restricted Subsidiary; provided, however, that no such lien shall extend to any other Principal Property of JCI plc or such Restricted Subsidiary prior to such acquisition or to any other Principal Property thereafter acquired other than additions to such acquired property;
•liens on any Principal Property existing at the time of acquisition thereof by JCI plc or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by JCI plc or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by JCI plc or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any other Principal Property, other than the Principal Property so acquired, constructed or improved, and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing;
•liens securing Indebtedness owing by any Restricted Subsidiary to JCI plc or a subsidiary thereof;
•liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction or improvement, of the Principal Property subject to such liens, including liens incurred in connection with pollution control, industrial revenue or similar financings;
•pledges, liens or deposits under workers’ compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which JCI plc or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of JCI plc or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which JCI plc or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this bullet, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;
•liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against JCI plc or any Restricted Subsidiary with respect to which JCI plc or such Restricted Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by JCI plc or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which JCI plc or such Restricted Subsidiary is a party;
•liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens or charges incidental to the conduct of the business of JCI plc or any Restricted Subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the Board of Directors of JCI plc, do not materially impair the use of such assets in the operation of the business of JCI plc or such Restricted Subsidiary or the value of such Principal Property for the purposes of such business;
•liens to secure JCI plc’s or any Restricted Subsidiary’s obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;
•liens not permitted by the foregoing bullets, inclusive, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all outstanding Indebtedness of JCI plc and the Restricted Subsidiaries, without duplication, secured by all such liens not so permitted by the foregoing bullets, inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by the first bullet under “Limitation on Sale and Lease-Back Transactions” below, do not exceed the greater of $100,000,000 and 10% of Consolidated Net Worth; and
•any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing bullets inclusive; provided, however, that the principal amount of Indebtedness secured thereby unless otherwise excepted under the foregoing bullets shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (plus any premium, fee, cost, expense or charge payable in connection with any such extension, renewal or replacement), and that such extension, renewal or replacement shall be limited to all or a part of the assets (or any replacements therefor) that secured the lien so extended, renewed or replaced, plus improvements and construction on such assets.

Limitation on Sale and Lease-Back Transactions
JCI plc will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:
•JCI plc or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the Notes pursuant to the covenant described under “Limitations on Liens” above; or
•the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property, as determined by JCI plc’s Board of Directors in good faith, and an amount equal to the net proceeds from the sale of the assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption or prepayment provision) of the Notes and any other debt securities issued pursuant to the Base Indenture, or of Funded Indebtedness ranking on a parity with or senior to the Notes and any other debt securities issued pursuant to the Base Indenture; provided that there shall be credited to the amount of net proceeds required to be applied pursuant to this provision an amount equal to the sum of (i) the principal amount of the Notes and any other debt securities issued pursuant to the Base Indenture delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by JCI plc within such 180-day period, excluding retirements of the Notes and any other debt securities issued pursuant to the Base Indenture and other Funded Indebtedness at maturity or pursuant to mandatory sinking fund or mandatory redemption or prepayment provisions.
Merger and Consolidation
JCI plc will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person, unless:
(1)    the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company, public limited company, limited partnership or other entity organized and existing under the laws of (u) the United States of America, any State thereof or the District of Columbia, (v) Ireland, (w) England and Wales, (x) Jersey, (y) any member state of the European Union as in effect on the date the Notes are first issued or (z) Switzerland; provided that the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(2)    immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and
(3)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing, (A) any conveyance, transfer or lease of assets between or among the Company and its subsidiaries, including the Co-Issuer, shall not be prohibited under the Indenture and (B) the Company may, directly or indirectly, consolidate with or merge with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any State thereof or the District of Columbia, Ireland, England and Wales, Jersey, any member state of the European Union as in effect on the date the Notes are first issued or Switzerland to realize tax or other benefits.
The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor issuer, other than in the case of a lease, will be automatically released from all obligations under the Notes and the Indenture, including, without limitation, the obligation to pay the principal of and interest on the Notes.
The Co-Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of the Co-Issuer’s assets in one or a series of related transactions to, any Person, unless:
(1)    the resulting, surviving or transferee Person (the “Successor Co-Issuer”) will be a corporation, limited liability company, public limited company, limited partnership or other entity organized and existing under the laws of (u) the United States of America, any State thereof or the District of Columbia, (v) Ireland, (w) England and Wales, (x) Jersey, (y) any member state of the European Union as in effect on the date the Notes are first issued or (z) Switzerland; provided that the Successor Co-Issuer (if not the Co-Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Co-Issuer under the Notes and the Indenture;
(2)    immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Co-Issuer or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Co-Issuer or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and
(3)    the Co-Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.
Notwithstanding the foregoing, the Co-Issuer may, directly or indirectly, consolidate with or merge with or into an Affiliate incorporated solely for the purpose of reincorporating the Co-Issuer in another jurisdiction within the United States of America, any State thereof or the District of Columbia, Ireland, England and Wales, Jersey, any member state of the European Union as in effect on the date the Notes are first issued or Switzerland to realize tax or other benefits.
The Successor Co-Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Co-Issuer under the Indenture, and the predecessor issuer, other than in the case of a lease, will be automatically released from all obligations under the Notes and the Indenture, including, without limitation, the obligation to pay the principal of and interest on the Notes.
Reports by JCI plc
So long as any Notes are outstanding, JCI plc shall file with the Trustee, within 15 days after JCI plc is required to file with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that JCI plc may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. JCI plc shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
The Issuers will furnish to the Trustee on or before 120 days after the end of each fiscal year an Officer’s Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuers, they would normally have knowledge of any Default by the Issuers in the performance or fulfillment or observance of any covenants or agreements contained in the Indenture during the preceding fiscal year, stating whether or not they have knowledge of any such Default and, if so, specifying each such Default of which the signers have knowledge and the nature thereof.
Listing
The Notes are listed on the New York Stock Exchange. We have no obligation to maintain such listing, and we may delist the Notes at any time.
Events of Default
As to the Notes of each series, an “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1)    failure to pay any interest on the Notes of such series when due, which failure continues for 30 days;
(2)    failure to pay principal or premium, if any, with respect to the Notes of such series when due;
(3)    failure on the part of the Issuers to observe or perform any other covenant, warranty or agreement in the Notes of such series, or in the Indenture as it relates to the Notes of such series, other than a covenant, warranty or agreement, a Default in whose performance or whose breach is specifically dealt with elsewhere in the section of the Indenture governing Events of Default, if the failure continues for 90 days after written notice by the Trustee or the holders of at least 25% (or 30%, solely in the case of the 2029 Notes, the 2033 Notes and the 2035 Notes) in aggregate principal amount of the Notes of such series then outstanding;
(4)    an Event of Default with respect to any other series of debt securities issued under the Indenture or an uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money beyond any period of grace with respect thereto if, in either case, (a) the aggregate principal amount thereof is in excess of $300,000,000; and (b) the default in payment is not being contested by us in good faith and by appropriate proceedings; and
(5)    specified events of bankruptcy, insolvency, receivership or reorganization.
However, the Event of Default in clause (4) above is subject to the following:
•if such Event of Default with respect to such other series of debt securities issued under the Indenture or such default in payment with respect to such other obligations for borrowed money shall be remedied or cured by the Issuers or waived by the requisite holders of such other series of debt securities or such other obligations for borrowed money, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the holders of Notes of such series; and
•subject to certain duties, responsibilities and rights of the Trustee under the Indenture, the Trustee shall not be charged with knowledge of any such Event of Default with respect to such other series of debt securities issued under the Indenture or such payment default with respect to such other obligations for borrowed money unless written notice thereof shall have been given to a Trust Officer of the Trustee by the Issuers, by the holder or an agent of the holder of such other obligations for borrowed money, by the trustee then acting under any indenture or other instrument under which such payment default with respect to such other obligations for borrowed money shall have occurred, or by the holders of not less than 25% (or 30%, solely in the case of the 2029 Notes, the 2033 Notes and the 2035 Notes) in aggregate principal amount of outstanding debt securities of such other series.
Notice and Declaration of Defaults
The Indenture provides that the Trustee will, within the later of 90 days after the occurrence of a Default with respect to any Notes of a series outstanding which is continuing and which is known to a Trust Officer of the Trustee, or 60 days after such Default is actually known to such Trust Officer of the Trustee or written notice of such Default is received by the Trustee, give to the holders of the Notes of such series notice, by mail as the names and addresses of such holders appear on the security register, or electronically if the Notes of such series are held by any depositary, of all uncured Defaults known to it, including events specified above without grace periods, unless such Defaults shall have been cured before the giving of such notice; provided that, except in the case of Default in the payment of the principal of, premium, if any, or interest on any of the Notes of a series, the Trustee shall be protected in withholding such notice to the holders if the Trustee in good faith determines that withholding of such notice is in the interests of the holders of the Notes of such series.
The Trustee or the holders of not less than 25% (or 30%, solely in the case of the 2029 Notes, the 2033 Notes and the 2035 Notes) in aggregate principal amount of the outstanding Notes of a series may declare the Notes of such series immediately due and payable upon the occurrence of any Event of Default. The holders of a majority in principal amount of the outstanding debt securities of all series issued under the Base Indenture affected by such waiver (voting as one class), on behalf of the holders of all of the debt securities of all such series, may waive any existing Default and its consequences, except a Default in the payment of principal, premium, if any, or interest, including sinking fund payments (provided, however, that only holders of a majority in aggregate principal amount of the debt securities of an applicable series may rescind an acceleration with respect to such series and its consequences, including any related payment default that resulted from such acceleration).
Actions upon Default
In case an Event of Default with respect to the Notes of a series occurs and is continuing, the Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Notes of such series unless the applicable holders have offered to the Trustee security and indemnity, satisfactory to the Trustee in its sole discretion, against any loss, liability or expense which may be incurred thereby. The right of a holder of any Note of a series to institute a proceeding with respect to the Notes of such series is subject to conditions precedent including notice and indemnity to the Trustee, but the right of any holder of any Note of such series to receive payment of the principal of, and premium, if any, and interest on their due dates or to institute suit for the enforcement thereof shall not be impaired or affected without the consent of such holder.
The holders of a majority in aggregate principal amount of the Notes of a series outstanding will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the Trustee or exercising any power or trust conferred on the Trustee. Any direction by such holders will be in accordance with law and the provisions of the Indenture. Subject to certain provisions of the Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith, by a Trust Officer or Trust Officers of the Trustee, shall determine that the action or proceeding so directed may not be lawfully taken, would involve the Trustee in personal liability, would be materially or unjustly prejudicial to the rights of holders of Notes of such series not joining in such direction or would be unduly prejudicial to the interests of the holders of the debt securities issued under the Base Indenture of all series not joining in the giving of such direction. The Trustee will be under no obligation to act in accordance with any such direction unless the applicable holders offer the Trustee reasonable security and indemnity, satisfactory to the Trustee in its sole discretion, against costs, expenses and liabilities which may be incurred thereby.
Modification of the Indenture

The Issuers and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture, which shall conform to the provisions of the Trust Indenture Act as then in effect, without the consent of the holders of the Notes, for one or more of the following purposes:
•to cure any ambiguity, defect or inconsistency in the Indenture or the Notes, including making any such changes as are required for the Indenture to comply with the Trust Indenture Act;
•to add an additional obligor on the Notes or to add a guarantor of the Notes, or to evidence the succession of another Person to the Company or the Co-Issuer or any additional obligor or guarantor of the Notes, or successive successions, and the assumption by any Successor Company or Successor Co-Issuer of the covenants, agreements and obligations of such Company, Co-Issuer or such obligor or guarantor, as the case may be, pursuant to provisions in the Indenture concerning consolidation, merger, the sale of assets or successor entities;
•to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);
•to add to the covenants of the Issuers for the benefit of the holders of all or any series of Notes (and if such covenants are to be for the benefit of less than all outstanding series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any of the Issuers’ rights or powers under the Indenture;
•to add any additional Events of Default for the benefit of the holders of the Notes of all or any series of Notes (and if such Events of Default are to be applicable to less than all outstanding series, stating that such Events of Default are expressly being included solely to be applicable to such series);
•to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall not become effective with respect to any outstanding Notes created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
•to secure the Notes;
•to make any other change that does not adversely affect the rights of any holder of the Notes in any material respect;
•to provide for the issuance of and establish the form and terms and conditions of a series of debt securities, to provide which, if any, of the covenants of the Issuers shall apply to such series, to provide which of the events of default set forth in the Base Indenture shall apply to such series, to add a co-issuer, to name one or more guarantors and provide for guarantees of such series, to provide for the terms and conditions upon which the guarantee by any guarantor of such series may be released or terminated, or to define the rights of the holders of such series of debt securities;
•to issue additional Notes to the extent permitted by the Indenture; provided that such additional Notes have the same terms as, and be deemed part of the same series as, the applicable series of Notes to the extent required under the Indenture; or
•to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trust thereunder by more than one Trustee.
In addition, under the Indenture, with the consent (evidenced as provided in the Indenture) of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected by such supplemental indenture or indentures (voting as one class), the Issuers and the Trustee from time to time and at any time may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture thereto or of modifying in any manner not covered by the immediately preceding paragraph the rights of the holders of the debt securities of each such series under the Indenture. However, the following changes may only be made with the consent of each holder of outstanding Notes of a series affected:

•extend a fixed maturity of or any installment of principal of any Notes or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;
•reduce the rate of or extend the time for payment of interest on any Notes;
•reduce the premium payable upon the redemption of any Notes;
•make the Notes payable in currency other than that stated in the applicable debt security;
•impair the right to institute suit for the enforcement of any payment in respect of the Notes on or after the fixed maturity thereof or, in the case of redemption, on or after the redemption date;
•reduce the obligation to pay additional amounts or indemnity amounts for Taxes;
•modify the subordination provisions applicable to any Note in a manner adverse in any material respect to the holder thereof; or
•reduce the aforesaid percentage of the Notes, the holders of which are required to consent to any such supplemental indenture or indentures.
A supplemental indenture that changes or eliminates any covenant, event of default set forth in the Base Indenture or other provision of the Indenture that has been expressly included solely for the benefit of one or more particular series of debt securities, if any, or which modifies the rights of the holders of debt securities of such series with respect to such covenant, event of default or other provision, shall be deemed not to affect the rights under the Indenture of the holders of debt securities of any other series.
Notwithstanding anything herein or otherwise, the provisions under the Indenture relative to the Issuers’ obligation to make any offer to repurchase the Notes as a result of a Change of Control Triggering Event as provided in Section 4.08 of the Base Indenture may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding debt securities of the applicable series or multiple affected series.
It will not be necessary for the consent of the holders of the Notes of a series to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
Information Concerning the Trustee
If an Event of Default with respect to a series of the Notes has occurred and is continuing, the Trustee shall exercise with respect to such series of Notes such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs. If an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of Notes of such series, unless such holders shall have offered to the Trustee security and indemnity, satisfactory to it in its sole discretion, against any loss, liability or expense which may be incurred thereby, and then only to the extent required by the terms of the Indenture. No provision of the Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Indenture or in the exercise of any of its rights or powers.
The Trustee may resign with respect to the Notes by giving a written notice to the Issuers. The holders of a majority in principal amount of the outstanding Notes of a series may remove the Trustee with respect to the Notes of such series by notifying the Issuers and the Trustee in writing. The Issuers may remove the Trustee if:
•the Trustee has or acquires a “conflicting interest,” within the meaning of Section 310(b) of the Trust Indenture Act, and fails to comply with the provisions of Section 310(b) of the Trust Indenture Act, or otherwise fails to comply with the eligibility requirements provided in the Indenture and fails to resign after written request therefor by the Issuers in accordance with the Indenture;

•the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any bankruptcy law;
•a custodian or public officer takes charge of the Trustee or its property; or
•the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee with respect to either series of the Notes for any reason, the Issuers shall promptly appoint a successor Trustee with respect to the Notes of such series.
A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of the appointment as provided in the Indenture.
The Trustee and its Affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Issuers and our Affiliates in the ordinary course of their respective businesses.
Payment and Paying Agents
The Issuers will pay the principal of, premium, if any, and interest on the Notes at any office of ours or any agency designated by us.
The initial paying agent for the Euro Notes except for the 2033 Notes is Elavon Financial Services DAC and the initial paying agent for the 2033 Notes is U.S. Bank Europe DAC. For so long as the Euro Notes are in global form, payment of principal and interest on, and any other amount due in respect of, the Euro Notes will be made by or to the order of the paying agent on behalf of the common depositary or its nominee as the registered holder thereof. After payment by the Issuers or the paying agent of interest, principal or other amounts in respect of the Euro Notes to the common depositary (or its nominee), the Issuers will not have responsibility or liability for such amounts to Euroclear or Clearstream, or to holders or beneficial owners of book-entry interests in the Euro Notes. The initial paying agent for the USD Notes is the Trustee.
In addition, the Issuers maintain a transfer agent and a security registrar for the Notes. The initial transfer agent and security registrar is the Trustee.
The security registrar as to the Notes maintains a register reflecting ownership of the Notes outstanding from time to time, if any, and together with the applicable transfer agent, will make payments on and facilitate transfers of the Notes on behalf of the Issuers. No service charge will be made for any registration of transfer or exchange of Notes. However, we may require holders to pay any transfer taxes or other similar governmental charges payable in connection with any such transfer or exchange.
The Issuers may change or appoint any paying agent, security registrar or transfer agent with respect to the Notes without prior notice to the holders of the Notes. The Issuers or any of their subsidiaries may act as paying agent, transfer agent or security registrar in respect of any Notes.
Governing Law
The Indenture and any Notes issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
For the avoidance of doubt, articles 470-1 to 470-19 of the Luxembourg law of 10 August 1915 relating to commercial companies, as amended, do not apply to the Notes.

Satisfaction and Discharge of the Indenture
The Indenture shall cease to be of further effect with respect to the Notes of either series if, at any time:
(a)    The Issuers have delivered or have caused to be delivered to the Trustee for cancellation all Notes of such series theretofore authenticated, other than any Notes of such series that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Indenture, and Notes of such series for whose payment funds or governmental obligations have theretofore been deposited in trust or segregated and held in trust by the Issuers and thereupon repaid to the Issuers or discharged from such trust, as provided in the Indenture; or
(b)    all such Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Issuers shall irrevocably deposit or cause to be deposited with the Trustee as trust funds the entire amount, in funds or governmental obligations, or a combination thereof, sufficient to pay at maturity or upon redemption all Notes of such series not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest due or to become due on such date of maturity or redemption date, as the case may be, and if in either case the Issuers shall also pay or cause to be paid all other sums payable under the Indenture with respect to such Notes by the Issuers.
With respect to any redemption of any Notes that requires the payment of any premium, the amount deposited pursuant to the above paragraph shall be sufficient for purposes of the Indenture to the extent that an amount is so deposited with the Trustee or paying agent, as applicable, equal to such premium on such Notes calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the Trustee or paying agent, as applicable, on or prior to the redemption date.
Notwithstanding the above, the Issuers may not be discharged from the following obligations, which will survive until the date of maturity or the redemption date, as the case may be, for the Notes:
•to make any interest or principal payments that may be required with respect to the Notes;
•to register the transfer or exchange of the Notes;
•to execute and authenticate the Notes;
•to replace stolen, lost or mutilated Notes;
•to maintain an office or agency with respect to the Notes;
•to maintain paying agencies with respect to the Notes; and
•to appoint new trustees with respect to the Notes as required by the Indenture.
The Issuers also may not be discharged from the following obligations, which will survive the defeasance and discharge of the Notes:
•to compensate and reimburse the Trustee in accordance with the terms of the Indenture;
•to receive unclaimed payments held by the Trustee for at least one year after the date upon which the principal, if any, or interest on the Notes shall have respectively come due and payable and remit those payments to the holders thereof if required; and
•to withhold or deduct taxes as provided in the Indenture.

For purposes of this description the term “governmental obligations” shall have the following meaning with respect to the USD Notes: securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Governmental Obligation or a specific payment of principal of or interest on any such Governmental Obligation held by such custodian for the account of the holder of such depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Governmental Obligation or the specific payment of principal of or interest on the Governmental Obligation evidenced by such depositary receipt.
For purposes of this description the term “governmental obligations” shall have the following meaning with respect to the Euro Notes: (x) any security which is (i) a direct obligation of the German government or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the German government the payment of which is fully and unconditionally guaranteed by the German government, the central bank of the German government or a governmental agency of the German government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.
Defeasance and Discharge of Obligations
The Issuers’ obligations with respect to the Notes will be discharged upon compliance with the conditions under the caption “Covenant Defeasance”; provided that the Issuers may not be discharged from the following obligations, which will survive until such date of maturity or the redemption date, as the case may be, for the Notes:
•to make any interest or principal payments that may be required with respect to the Notes;
•to register the transfer or exchange of the Notes;
•to execute and authenticate the Notes;
•to replace stolen, lost or mutilated Notes;
•to maintain an office or agency with respect to the Notes;
•to maintain paying agencies with respect to the Notes; and
•to appoint new trustees with respect to the Notes as required by the Indenture.
The Issuers also may not be discharged from the following obligations, which will survive the satisfaction and discharge of the Notes:
•to compensate and reimburse the Trustee in accordance with the terms of the Indenture;
•to receive unclaimed payments held by the Trustee for at least one year after the date upon which the principal, if any, or interest on the Notes shall have respectively come due and payable and remit those payments to the holders thereof if required; and
•to withhold or deduct taxes as provided in the Indenture.

Covenant Defeasance
Upon compliance with specified conditions, the Issuers may, at their option and at any time, by written notice executed by an Officer delivered to the Trustee, elect to have their obligations, to the extent applicable, under the covenants described under “—Offer to Repurchase Upon Change of Control Triggering Event” and “—Certain Covenants” above, and the operation of the Event of Default described in clause (3) of the first paragraph under the caption “—Events of Default” above, discharged with respect to all outstanding Notes of a series and the Indenture insofar as such Notes are concerned. For this purpose, such covenant defeasance means that, with respect to the outstanding Notes of a series, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference in the Indenture to any such covenant or by reason of reference in any such covenant to any other provision of the Indenture or in any other document and such omission to comply shall not constitute a Default or an Event of Default relating to the Notes of such series. These conditions are:
•the Issuers irrevocably deposit in trust with the Trustee or, at the option of the Trustee, with a trustee satisfactory to the Trustee and the Issuers, as the case may be, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, funds or governmental obligations or a combination thereof sufficient to pay principal of, premium, if any, and interest on the outstanding Notes of such series to maturity or redemption, as the case may be, and to pay all other amounts payable by it under the Indenture (provided that, with respect to any redemption of any Notes of a series that requires the payment of any premium, the amount deposited pursuant to this paragraph shall be sufficient for purposes of the Indenture to the extent that an amount is so deposited with the Trustee or paying agent, as applicable, equal to such premium on such Notes calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the Trustee or paying agent, as applicable, on or prior to the redemption date), provided that (A) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such funds or the proceeds of such governmental obligations to the Trustee and (B) the Trustee shall have been irrevocably instructed to apply such funds or the proceeds of such governmental obligations to the payment of such principal, premium, if any, and interest with respect to the Notes of such series;
•the Issuers deliver to the Trustee an Officer’s Certificate stating that all conditions precedent specified herein relating to defeasance or covenant defeasance, as the case may be, have been complied with, and an Opinion of Counsel to the same effect;
•no Event of Default shall have occurred and be continuing, and no event which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing, on the date of such deposit; and
•the Issuers shall have delivered to the Trustee an Opinion of Counsel (which, in the case of a defeasance, must be based on a change in law) or a ruling received from the U.S. Internal Revenue Service to the effect that the beneficial owners of the Notes of a series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Issuers’ exercise of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such election had not been exercised.
Definitions
As used in the Notes and this “Description of JCI plc and TFSCA Notes,” the following defined terms shall have the following meanings with respect to the Notes:
“Affiliate,” with respect to any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Attributable Debt,” in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of JCI plc or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.
“Board of Directors” means the Board of Directors of the Company or any duly authorized committee of such Board of Directors.
“business day” means any day other than a Saturday or Sunday, (1) that is not a day on which banking institutions in the City of New York or London are authorized or obligated by law, executive order or regulation to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (the TARGET2 system), or any successor thereto, is open.
“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries, other than any such transaction or series of related transactions where holders of our Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee Person representing a majority of the voting power of the transferee Person’s Voting Stock immediately after giving effect thereto;
(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing a majority of the voting power of the Company’s outstanding Voting Stock;
(3)    the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person (or its parent) immediately after giving effect to such transaction; or
(4)    the adoption by the Company’s shareholders of a plan relating to our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company or other Person and (2)(A) the direct or indirect holders of the Voting Stock of such holding company or other Person immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company or other Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company or other Person.
“Change of Control Triggering Event” means, with respect to the Notes of a series, such Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade or withdrawal). However, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in, or withdrawal of, rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in, or withdrawal of, rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our request that the reduction or withdrawal was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.
Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Consolidated Net Worth” at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.
“Consolidated Tangible Assets” at any date means total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.
“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Funded Indebtedness” means any Indebtedness of the Company or any consolidated subsidiary maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendable at the option of the obligor to a date later than one year from the date of the determination thereof.

“Global Security” means a security executed by the Issuers and delivered by the Trustee to the depositary or pursuant to the depositary’s instruction, all in accordance with the Indenture, which shall be registered in the name of the depositary or its nominee.

“governmental obligations” shall have the meaning ascribed to such term in the section “Satisfaction and Discharge of the Indenture” of this description.
“Indebtedness” means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by JCI plc or any of its subsidiaries or for which JCI plc or any of its subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).
“Intangible assets” means the amount, if any, stated under the headings “Goodwill” and “Other intangible assets, net” or under any other heading of intangible assets separately listed, in each case on the face of the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of JCI plc, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Officer” means any manager, director, any managing director, the chairman or any vice chairman of the Board of Directors or a board of managers, as applicable, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary, or any equivalent of the foregoing, of the Company or the Co-Issuer, as applicable, or any Person duly authorized to act for or on behalf of the Company or the Co-Issuer, as applicable.
“Officer’s Certificate” means a certificate, signed by any Officer of JCI plc and/or the Co-Issuer, as the case may be, that is delivered to the Trustee in accordance with the terms of the Indenture.
“Opinion of Counsel” means a written opinion acceptable to the Trustee from legal counsel licensed in any State of the United States of America and applying the laws of such State. The counsel may be an employee of or counsel to either Issuer.
“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means any manufacturing, processing or assembly plant or any warehouse or distribution facility, or any office or parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) of JCI plc or any of its subsidiaries that is used by any U.S. Subsidiary of JCI plc and is located in the United States of America (excluding its territories and possessions and Puerto Rico) and (A) is owned by JCI plc or any subsidiary of JCI plc on the date the Notes are issued, (B) the initial construction of which has been completed after the date on which the Notes are issued, or (C) is acquired after the date on which the Notes are issued, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of JCI plc, are not collectively of material importance to the total business conducted by JCI plc and its subsidiaries as an entirety, or that have a net book value (excluding any capitalized interest expense), on the date the Notes are issued in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than 2.0% of Consolidated Tangible Assets on the consolidated balance sheet of JCI plc and its subsidiaries as of the applicable date.
“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization”

as defined under Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided, that we shall give notice of such appointment to the Trustee.
“Restricted Subsidiary” means any subsidiary of JCI plc that owns or leases a Principal Property.
“Sale and Lease-Back Transaction” means an arrangement with any Person providing for the leasing by JCI plc or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by JCI plc or a Restricted Subsidiary to such Person other than JCI plc or any of its subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.
“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc., and its successors.
“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.
“U.S. Subsidiary” means any subsidiary of JCI plc that was formed under the laws of the United States of America, any State thereof or the District of Columbia (but not any territory thereof).
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.